EXHIBIT 23




CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Allied Waste Industries, Inc. on Form S-4 (Registration No. 33-3585) of our report dated May 20, 1996, on our audit of the financial statements of Container Corporation of Carolina as of December 31, 1995 and for the year then ended, which report is included in the Form 8-K/A-1.





/s/ Coopers & Lybrand, L.L.P.

Coopers & Lybrand, L.L.P.
Charlotte, North Carolina
June 19, 1996